Exhibit 99.2

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                                  Media Contact:       Kelley J. Gipson
                                                       Executive Vice President
                                                       Director of Marketing and
                                                       Corporate Communications
                                                       (973) 422-3235

                                  Investor Contact:    Valerie L. Gerard
                                                       Executive Vice President
                                                       Investor Relations
                                                       (973) 422-3284

                                                       Stephen Klimas
                                                       Vice President
                                                       Investor Relations
                                                       (973) 535-3769

                  CIT QUANTIFIES EXPOSURE TO NORTHWEST AIRLINES

New York, NY September 14, 2005 - CIT Group, Inc. (NYSE:CIT), a leading provider of commercial and consumer finance solutions, disclosed its current financing relationship with Northwest Airlines, Inc. Today, Northwest announced that the Company and certain of its subsidiaries had filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Under existing lease agreements, Northwest has operating leases on three CIT-owned aircraft. In addition, CIT has debt exposure against four aircraft operated by Champion Air, a former affiliate of Northwest, which transactions are guaranteed by Northwest's corporate parent.

CIT's total exposure is approximately $57 million. Management believes, based on its current assessment of lease equipment carrying values, Northwest credit exposure, and corresponding reserves that the Northwest filing will not have a material adverse impact on our financial results.

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About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its Global Headquarters in New York City and Corporate Offices in Livingston, New Jersey, CIT has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

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